Exhibit 5.2

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

May 27, 2020

Boston Scientific Corporation

300 Boston Scientific Way

Marlborough, Massachusetts 01752-1234

Ladies and Gentlemen:

We have acted as counsel to Boston Scientific Corporation, a Delaware corporation (the “Company”), in connection with the purchase and sale of an aggregate of 10,062,500 shares of 5.50% Mandatory Convertible Preferred Stock, Series A, with a liquidation preference of $100.00 per share (the “Shares”) of the Company, pursuant to the Underwriting Agreement dated May 21, 2020 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives (the “Representatives”) of the several underwriters named in Schedule 1 therein. The Shares include 1,312,500 shares purchased pursuant to the Representatives’ full exercise of the option set forth in Section 2(a) of the Underwriting Agreement (the “Option Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are convertible into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as provided in the Certificate of Designations (as defined below).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement; and

(b)	The Certificate of Designations, including the annexed specimen certificate (the “Certificate of Designations”), filed by the Company with the Secretary of State of the State of Delaware on May 26, 2020 as an amendment to the Company’s Third Restated Certificate of Incorporation.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)	The automatic shelf registration statement on Form S-3 (Registration No. 333-238526) filed by the Company under the Securities Act, with the Securities and Exchange Commission (the “Commission”) on May 20, 2020 (such registration statement, including the documents incorporated by reference therein and the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, hereinafter referred to as the “Registration Statement”).
(b)	The base prospectus, dated May 20, 2020 and forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein, which was included as part of the Registration Statement at the time it became effective on May 20, 2020 (the “Base Prospectus”).

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(c)	The preliminary prospectus supplement relating to the Shares, dated May 20, 2020 (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Preliminary Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Preliminary Prospectus”).
(d)	The final prospectus supplement relating to the Shares, dated May 21, 2020 (the “Final Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Prospectus”).
(e)	The pricing term sheet relating to the Shares, dated May 21, 2020, attached as Annex B to the Underwriting Agreement.
(f)	Copies of the certificate of incorporation and by-laws of the Company, as amended through the date hereof, including the Certificate of Designations.
(g)	Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.
(h)	The notice dated May 22, 2020, delivered by the Representatives to the Company in connection with the Representatives’ full exercise of the option to purchase the Option Shares.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and in certificates of public officials and officers of the Company.
(e)	That the Underwriting Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that:

1.       The Shares have been duly authorized by the Company and, when issued and delivered as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.       The shares of Common Stock issuable pursuant to the Certificate of Designations upon the conversion of the Shares and pursuant to payment of dividends in Common Stock with respect to the Shares, have been duly authorized and reserved for issuance by all necessary corporate action and such shares of Common Stock, when issued and delivered as provided in the Certificate of Designations, will be validly issued, fully paid and non-assessable.

This opinion letter is provided solely in connection with the sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

RA/alk/gl/is/jx

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